April 3, 2012

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: Indigo International, Corp.

We have read the statements that we understand Indigo International, Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith & Company, LLC
Certified Public Accountants